Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: JAMES W. CORNELSEN
May 2, 2014	PRESIDENT AND CHIEF EXECUTIVE OFFICER
(301) 430-2530

Old Line Bancshares Appoints John Miller Executive Vice President, Chief Credit Officer and Elise M. Hubbard as Chief Financial Officer
Company Release –05/02/2014

BOWIE, MD, May 2, 2014 -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ:OLBK), announced the appointment of John Miller as Executive Vice President, Chief Credit Officer.

Miller has spent over 30 years in the banking, real estate and construction lending industry, holding various management and lending positions. He began his career at First National Bank of Maryland and subsequently held senior level positions with several other financial institutions in the region. Miller has worked for the Old Line for two years and served as Senior Vice President in the lending management team overseeing special assets.
“Old Line Bank is pleased to have John as part of its executive management team. John’s experience in commercial banking, real estate development and special assets will serve the Bank, and our customers, as we continue to make strategic moves to achieve our growth objectives,” stated James W. Cornelsen, President and Chief Executive Officer.

Mr. Cornelsen has also announced the appointment of Elise M. Hubbard as Chief Financial Officer of Old Line Bancshares, Inc. and its wholly-owned subsidiary, Old Line Bank. In this position, Ms. Hubbard will be responsible for oversight of the company’s and the bank’s accounting and finance functions.

Ms. Hubbard brings 17 years of accounting and management experience, including 11 years in the commercial banking industry. Ms. Hubbard has worked for Old Line for a total of eight years and has served as Senior Vice President of Accounting since 2013.

President and Chief Executive Officer, James W. Cornelsen stated, “Elise’s growth within the organization has been serving Old Line Bank well and we are happy to have her take on the responsibilities of CFO. I have confidence in her ability to lead our financial operations.”

Ms. Hubbard holds a Bachelor of Science degree in Accounting with minors in Business Management and Human Resources from the University of Maryland. She is a native and resident of Charles County.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.